Exhibit 5.1

[Jones Day Letterhead]

January 15, 2025

Cellectis S.A.

8, rue de la Croix Jarry

75013 Paris, France

Re:	Registration Statement on Form F-3 filed by Cellectis S.A.

Ladies and Gentlemen:

We are acting as special French counsel for Cellectis S.A., a French société anonyme (the “Company”) in connection with the registration for resale from time to time by AstraZeneca Holdings B.V. (the “Selling Shareholder”) listed in the Registration Statement on Form F-3 as filed by the Company with the United States Securities and Exchange Commission (the “Commission”) to which this opinion is filed as an exhibit (as the same may be amended from time to time, the “Registration Statement”) of 44,000,000 ordinary shares, €0.05 nominal value per share, of the Company (the “Ordinary Shares”) consisting of (i) 16,000,000 Ordinary Shares issued to the Selling Shareholder pursuant to the initial investment agreement (such Ordinary Shares the “Initial Investment Shares”) between the Company and the Selling Shareholder, dated November 1, 2023; and (ii)(a) 10,000,000 Ordinary Shares (the “Class A Conversion Shares”), issuable upon conversion of 10,000,000 Class A Preferred Shares (the “Class A Preferred Shares”); and (b) 18,000,000 Ordinary Shares (the “Class B Conversion Shares”), issuable upon conversion of 18,000,000 Class B Preferred Shares (the “Class B Preferred Shares”), in the case of (ii), as issued to the Selling Shareholder pursuant to the subsequent investment agreement between the Company and the Selling Shareholder, dated November 15, 2023. The Initial Investment Shares, the Class A Conversion Shares and the Class B Conversion Shares are collectively referred to as the Shares. The Shares may be offered and sold from time to time pursuant to Rule 415 under the Securities Act of 1933 (the “Securities Act”).

In connection with the opinions expressed herein, we have examined such documents, records and matters of law as we have deemed relevant or necessary for purposes of such opinions. Based on the foregoing, and subject to the further limitations, qualifications and assumptions set forth herein, we are of the opinion that:

1. The Initial Investment Shares have been validly issued and are fully paid and non-assessable.

2. The Class A Conversion Shares, when issued upon conversion of the Class A Preferred Shares pursuant to the terms and conditions thereof, will be validly issued, fully paid and non-assessable.

3. The Class B Conversion Shares, when issued upon conversion of the Class B Preferred Shares pursuant to the terms and conditions thereof, will be validly issued, fully paid and non-assessable.

The term “non-assessable”, which has no recognized meaning in French law, for the purposes of this opinion means that no present or future holder of Shares will be subject to personal liability, by reason of being such a holder, for additional payments or calls for further funds by the Company or any other person after the issuance of the Shares.

The opinions set forth above are subject to the following limitations, qualifications and assumptions.

As to facts material to the opinions and assumptions expressed herein, we have relied upon written statements and representations of officers and other representatives of the Company. We have further assumed the regularity of all corporate actions and proceedings. We are members of the Paris bar and this opinion is limited to the laws of the Republic of France. This opinion is subject to the sovereign power of the French courts to interpret the facts and circumstances of any adjudication. This opinion is given on the basis that it is to be governed by, and construed in accordance with, the laws of the Republic of France.

We hereby consent to the filing of this opinion as Exhibit 5.1 to the Registration Statement and to the reference to Jones Day under the caption “Legal Matters” in the prospectus constituting a part of such Registration Statement. In giving such consent, we do not thereby admit that we are included in the category of persons whose consent is required under Section 7 of the Securities Act or the rules and regulations of the Commission promulgated thereunder.

Very truly yours,

/s/ Jones Day

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